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Exhibit 4.2

AMENDMENT NO. 1 TO SECURED CONVERTIBLE NOTE

December 17, 2003

        Reference is made to that certain secured convertible note dated July 31, 2003 made by Digital Angel, Inc., a Delaware corporation (the "Borrower") in favor LAURUS MASTER FUND, LTD., c/o Ironshore Corporate Services Ltd., P.O. Box 1234 G.T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands (the "Laurus") in the original principal amount of Two Million Dollars ($2,000,000) (the "Note"). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Note.

        WHEREAS, the Borrower and Laurus have agreed to amend the Note to change certain terms of the Note and the Borrower desires to make such changes; and

        WHEREAS the Borrower and Laurus agree that on the date hereof the aggregate amount outstanding under the Note is $1,904,761:

        NOW, THEREFORE, in consideration for the execution and delivery by the Borrower of this amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

  1.
  Sections 2.2, 2.3, and 2.4 of the Note are hereby deleted in their entirety.

  2.
  Section 2.5 of the Note entitled 'Prepayments', is hereby amended to change the section reference thereof to Section 2.2.

  3.
  The foregoing amendments shall be effective as of the date hereof.

  4.
  There are no other amendments to the Note, and all of the other forms, terms and provisions of the Note remain in full force and effect.

  5.
  The Borrower hereby represents and warrants to Laurus that as of the date hereof all representation, warranties and covenants made by Borrower in connection with the Note are true correct and complete and all of Borrower's covenants requirements have been met.

        IN WITNESS WHEREOF, each of the Borrower and Laurus has caused this Amendment No. 1 to Secured Convertible Note to be signed in its name effective as of this 17th day of December, 2003.

DIGITAL ANGEL, INC.
By:	/s/ James P. Santelli Name: Title:
LAURUS MASTER FUND, LTD.
By:	/s/ David Grin Name: David Grin Title: Director

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  Exhibit 4.2